Exhibit 99.1

Press Information

January 28, 2008

PHILIPS COMPLETES ACQUISITION OF GENLYTE

Amsterdam, the Netherlands and Louisville, Kentucky — Royal Philips Electronics (NYSE:PHG, AEX:PHI) (“Philips”) and The Genlyte Group Incorporated (NASDAQ:GLYT) (“Genlyte”) today announced that Philips has completed its acquisition of Genlyte through the merger of its indirect wholly-owned subsidiary with and into Genlyte. As a result of the merger, Genlyte has become an indirect wholly-owned subsidiary of Philips.

As of the first quarter of 2008, Genlyte’s financial results will be accounted for in the financial results of the Luminaires business group within Philips Lighting. Philips anticipates acquisition and integration charges related to the Genlyte acquisition of approximately EUR 55 million for 2008, of which EUR 40 million are expected to impact Philips’ 2008 EBITA. Philips expects to book approximately EUR 30 million of the acquisition and integration charges in the first quarter of 2008, of which approximately EUR 15 million will impact Philips’ first quarter 2008 EBITA.

Genlyte has requested that the NASDAQ file a Form 25 with the United States Securities and Exchange Commission causing the delisting of Genlyte’s common stock from the NASDAQ and the deregistration of its common stock under the United States federal securities laws.

For more information, please contact:

Jayson Otke

Philips Corporate Communications

Tel: +31 20 5977215

Email: jayson.otke@philips.com

David Wolf

Philips Corporate Communications North America

Tel: +1 917 455 7857

Email: david.l.wolf@philips.com

Raymond L. Zaccagnini
Genlyte Group
Tel: +1 502 420 9500
Email: rzaccagnini@genlytegroup.com

About Royal Philips Electronics

Royal Philips Electronics of the Netherlands (NYSE: PHG, AEX: PHI) is a global leader in healthcare, lighting and consumer lifestyle, delivering people-centric, innovative products, services and solutions through the brand promise of “sense and simplicity”. Headquartered in the Netherlands, Philips employs approximately 123,800 employees in more than 60 countries worldwide. With sales of EUR 27 billion in 2007, the company is a market leader in medical diagnostic imaging and patient monitoring systems, energy efficient lighting solutions, as well as lifestyle solutions for personal wellbeing. News from Philips is located at www.philips.com/newscenter.

About Genlyte Group Incorporated

The Genlyte Group Incorporated (Nasdaq: GLYT) is a leading manufacturer of lighting fixtures, controls, and related products for the commercial, industrial and residential markets. Genlyte sells lighting and lighting accessory products under the major brand names of Alkco, Allscape, Ardee, Canlyte, Capri/Omega, Carsonite, Chloride Systems, Crescent, D’ac, Day-Brite, Gardco, Guth, Hadco, Hanover Lantern, High-Lites, Hoffmeister, Lam, Ledalite, Lightolier, Lightolier Controls, Lumec, Morlite, Nessen, Quality, Shakespeare Composite Structures, Specialty, Stonco, Strand, Thomas Lighting, Thomas Lighting Canada, Vari-Lite, Vista, and Wide-Lite.

Forward-looking statements

This release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Philips and certain of the plans and objectives of Philips with respect to these items. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. Any forward-looking statements in this announcement are based upon information known to Philips on the date of this announcement. Philips undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.